                                                                  Exhibit 12.1


                             THE HOME DEPOT, INC.
                      RATIO OF EARNINGS TO FIXED CHARGES
                      ($ in thousands, except ratio data)


                                                                                                              Six Months Ended
                                                               Fiscal Year (1)                            -----------------------
                                        -------------------------------------------------------------      August 2,    August 1,
                                          1994         1995         1996         1997         1998            1998         1999
                                          ----         ----         ----         ----         ----            ----         ----
Earnings before income taxes.......... $  979,749   $1,195,303   $1,534,768   $1,898,470   $2,653,886     $1,324,802   $1,922,546
Less: Capitalized Interest............    (17,559)     (20,767)     (23,307)     (19,055)     (30,952)       (12,180)     (18,640)
Add:
    Minority Interest expense (income)       (381)         (30)       8,371       15,726       (2,103)        (1,139)      (2,685)
    Portion of rental expense under
    operating leases deemed to be
    the equivalent of interest........     38,735       46,672       51,228       61,027       73,875         35,586       41,168
    Interest Expense..................     52,721       23,796       38,102       60,068       67,159         32,442       34,756
                                       ----------   ----------   ----------   ----------   ----------     ----------   ----------

Adjusted Earnings....................  $1,053,266   $1,244,974   $1,609,162   $2,016,235   $2,761,865     $1,379,511   $1,977,145
                                       ==========   ==========   ==========   ==========   ==========     ==========   ==========

Fixed Charges:
    Interest Expense.................  $   52,721   $   23,796   $   38,102   $   60,068   $   67,159     $   32,442   $   34,756
    Portion of rental expense under
    operating leases deemed to be
    the equivalent of interest.......      38,735       46,672       51,228       61,027       73,875         35,586       41,168
                                       ----------   ----------   ----------   ----------   ----------     ----------   ----------

Total Fixed Charges..................  $   91,456   $   70,468   $   89,330   $  121,095   $  141,034     $   68,028    $  75,924
                                       ==========   ==========   ==========   ==========   ==========     ==========   ==========


Ratio of Earnings to Fixed Charges(2)       11.5x        17.7x        18.0x        16.7x        19.6x          20.3x        26.0x


(1) Fiscal years 1994, 1995, 1996, 1997 and 1998 refer the fiscal years ended January 29, 1995; January 28, 1996; February 2, 1997; February 1, 1998; and January 31, 1999, respectively. Fiscal year 1996 consisted of 53 weeks.

(2) For purposes of computing the ratios of earnings to fixed charges, "earnings" consist of earnings before income taxes and minority interest plus fixed charges, excluding capitalized interest. "Fixed charges" consist of interest incurred on indebtedness, amortization of debt expense and the portion of rental expense under operating leases deemed to be the equivalent of interest.